Exhibit 99.1
ENTREMED COMPLETES ACQUISITION OF
MIIKANA THERAPEUTICS
     ROCKVILLE, MD, — January 11, 2006 — EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has completed the acquisition of Miikana Therapeutics, Inc. James S. Burns, EntreMed President and Chief Executive Officer, commented on closing the transaction, “The closing of the Miikana acquisition represents a significant step forward for EntreMed in building a strong oncology and inflammation drug business. In addition to EntreMed’s two lead oncology compounds, Panzem® NCD and ENMD-1198, we will add a second Phase 2 oncology compound, MKC-1, plus two novel preclinical compounds, an aurora kinase inhibitor and an HDAC inhibitor.”
     Mr. Burns commented further, “This transaction represents a cost-effective method of acquiring a Phase 2 oncology product candidate and two preclinical oncology programs. Since the company operated using a virtual business model, we will not incur substantial integration costs as the acquisition will be supported by the existing infrastructure. Costs going forward will be associated directly with advancing Miikana’s clinical and preclinical programs. On a combined basis in 2006, we will have two Phase 2 oncology product candidates, a Phase 1 oncology compound, and will be working toward the filing of an IND for Panzem® (2ME2) in rheumatoid arthritis. We look forward to working with the Miikana team and to incorporating the MKC-1, aurora kinase, and HDAC programs into our pipeline.”
     Under the terms of the transaction, announced December 22, 2005, EntreMed, Inc. will issue up to 9,964,000 shares of its common stock in exchange for all of Miikana’s outstanding Series A & B preferred and common stock. EntreMed will not assume outstanding Miikana options or warrants and each option or warrant will be exercised or terminated. EntreMed may pay up to an additional $18 million upon achievement of clinical and regulatory milestones associated with preclinical product candidates that have been developed internally by Miikana. Such additional payments will be made in cash or shares of stock at EntreMed’s option.
     SG Cowen & Co., LLC acted as financial advisor and Arnold & Porter, LLP acted as legal advisor to EntreMed. HSBC Securities (USA) Inc. acted as financial advisor and Cooley Godward LLP acted as legal advisor to Miikana.

About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® NCD (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
###